[LEGG MASON, INC. LETTERHEAD]

Exhibits 5 and 23(b)

July 21, 2005

Board of Directors Legg Mason, Inc. 100 Light Street Baltimore, Maryland 21202

	RE:	Legg Mason, Inc. Non-Employee Director Equity Plan

Dear Sir/Madam:

This opinion is being furnished in connection with the registration of 625,000 shares (the "Shares") of common stock, par value $.10 per share, of Legg Mason, Inc. (the "Company") with the Securities and Exchange Commission on Form S-8.

Please be advised that I have examined the corporate records of the Company (including the Articles of Incorporation, as amended, By-Laws, as amended, and minutes) and such other documents as I considered necessary to give the opinion set forth below. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to the original document of all documents submitted to me as copies.

Based upon and subject to the foregoing, it is my opinion that the Shares covered by the Registration Statement will, upon issuance of such Shares pursuant to the Legg Mason, Inc. Non-Employee Director Equity Plan (the "Plan") by the Company (assuming such issuances are made in accordance with the terms of the Plan, as such Plan is incorporated by reference to Appendix B to the definitive proxy statement for the Company's 2005 Annual Meeting of Stockholders), constitute legally issued, fully paid and non-assessable shares of common stock of the Company.

July 21, 2005 Page 2

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Thomas C. Merchant
Thomas C. Merchant Deputy General Counsel